------------------------------------------------------------------




                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K/A

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                           MAY 5, 2000

                         MAIL-WELL, INC.
      (Exact Name of Registrant as Specified in its Charter)

                             COLORADO
          (State or Other Jurisdiction of Incorporation)

         1-12551                            84-1250533
 (Commission File Number)     (IRS Employer Identification Number)

       23 INVERNESS WAY EAST, ENGLEWOOD, CO          80112
     (Address of principal executive offices)      (Zip Code)

                           303-790-8023
       (Registrant's telephone number, including area code)


------------------------------------------------------------------

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

Mail-Well, Inc. (the "Company") completed its cash tender offer of $20.00 per share for all outstanding shares of common stock of American Business Products, Inc. ("ABP"), as scheduled, at 12:00 midnight, Eastern Standard Time, on Friday, February 18, 2000. The Company has accepted for purchase all shares validly tendered and not withdrawn prior to the expiration of the offer. Based on information provided by American Securities Transfer & Trust, Inc. as depositary, approximately
13.5 million shares of ABP were acquired by the Company out of approximately 14.8 million shares currently outstanding. Approximately
1.3 million shares remained untendered as of the expiration of the tender offer.

As a result of the offer, the Company acquired more than 90% of ABP's outstanding shares, thereby permitting the second step of the acquisition without a meeting of ABP's stockholders. Each share of ABP not previously purchased in the tender offer has been converted into the right to receive $20.00 in cash pursuant to a merger with a subsidiary of the Company. The merger was completed on February 22, 2000.

ABP is a premier provider of printed office products and specialty packaging solutions through its Curtis 1000, International Envelope, Discount Labels and Jen-Coat business units. ABP reported 1999 sales of $475.9 million and net income and earnings per diluted share from continuing operations of $19.7 million and $1.31, respectively.

In February 2000, the Company entered into an $800.0 million senior secured credit facility (the "New Facility"). The proceeds were used to finance the acquisition of ABP, pay related costs and expenses, refinance its unsecured revolving loan facilities, and reduce the amounts drawn under the accounts receivable securitization, with the remainder to provide funds for ongoing general corporate purposes. In conjunction with the financing, Mail-Well Trade Receivables Corp., a wholly owned subsidiary of the Company, reduced its ability to sell an undivided variable percentage interest in the pool of receivables to $25.0 million, which was increased to $75.0 million in March, 2000.

The New Facility consists of a $250 million revolving credit facility, a $300 million Tranche A term loan and a $250 million Tranche B term loan. The Tranche A facility and Tranche B facility amortize over six and seven years, respectively. The Company borrowed $100.0 million under the revolving credit facility on February 22, 2000. The New Facility contains certain financial and other covenants that are customary for credit facilities of its type and size. The New Facility is secured by substantially all tangible and intangible property of U.S. entities except the accounts receivable sold under the securitization program and certain property and equipment under capital lease obligations.


Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

AMERICAN BUSINESS PRODUCTS, INC.
Report of Independent Auditors
Consolidated Statements of Income for each of the three years in the period ended December 31, 1999
Consolidated Balance Sheets as of December 31, 1999 and 1998
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1999
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999
Notes to the Consolidated Financial Statements

(b)  PRO FORMA FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed consolidated balance sheet and statement of income give effect to the new credit facility and the following acquisitions, which have been accounted for using the purchase method of accounting:

Name of Business Acquired                 Month and Year of Acquisition
-------------------------                 -----------------------------

Champagne Fine Printing                   February, 1999
Colorhouse, Inc.                          February, 1999
Porter Chadburn, plc                      April, 1999
Forman Lithograph, Inc.                   May, 1999
Avon Behren Printing Company              June, 1999
Design Mark Industries, Inc.              June, 1999
Direct Graphics, Inc.                     August, 1999
Enterprise Press                          August, 1999
Northeastern Envelope                     October, 1999
Phototype Color Graphics                  December, 1999
Braceland Brothers                        January, 2000
American Business Products, Inc.          February, 2000

The unaudited pro forma condensed consolidated balance sheet gives effect to the 2000 purchase transactions and the New Facility as if they had occurred on December 31, 1999. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1999 gives effect to the 1999 and 2000 purchase transactions and the New Facility as if they had occurred on January 1, 1999.

The unaudited pro forma condensed consolidated financial statements are provided for comparative purposes and have been prepared based upon the historical financial statements of the Company and each acquired company. The factually supportable pro forma adjustments, which are described in the accompanying notes, reflect the Company's preliminary assumptions and estimates based upon available information. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results which would actually have been obtained if the transactions had been effected on the date indicated nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes thereto of the Company and American Business Products, Inc.

(c)  EXHIBITS

23.1 Consent of Deloitte & Touche LLP, Independent Auditors

                               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                              (AS OF DECEMBER 31, 1999)
                                                                                               PRO FORMA
                                         HISTORICAL   HISTORICAL  HISTORICAL    PRO FORMA     ADJUSTMENTS    MAIL-WELL
                                         MAIL-WELL       ABP       BRACELAND   ADJUSTMENTS     BRACELAND     PRO FORMA
                                         ----------   ----------  ----------  ------------   ------------   ----------
CURRENT ASSETS
      Cash and cash equivalents          $    3,618    $ 30,920    $     31   $ (13,074) <FB> $(10,767)<FE> $   10,728
      Receivables, net                       85,044      57,764       4,108        (365) <FC>        -         266,027
                                                                                119,476  <FB>
      Investment in accounts
         receivable securitization           54,396           -           -                          -          54,396
      Accounts receivable--other             20,764           -         178           -              -          20,942
      Inventories, net                      144,756      32,274       1,703           -             93 <FE>    178,826
      Other current assets                   25,551       9,940         692        (119) <FA>        -          36,064
                                         ----------    --------    --------   ---------       --------      ----------
            Total current assets            334,129     130,898       6,712     105,918        (10,674)        566,983
PROPERTY, PLANT AND EQUIPMENT, NET          532,156      84,469       5,791      (3,654) <FA>    1,778 <FE>    620,540
GOODWILL, NET                               448,713      35,456           -      26,725  <FA>    2,177 <FE>    513,071
OTHER INTANGIBLES, NET                        4,770         461           -     123,748  <FA>                  128,979
DEFERRED INCOME TAXES                            18       9,842           -           -              -           9,860
OTHER ASSETS, NET                            24,255      14,613           -        (233) <FA>        -          51,016
                                                                                 13,045  <FB>
                                                                                   (664) <FD>
                                         ----------    --------    --------   ---------       --------      ----------
TOTAL                                    $1,344,041    $275,739    $ 12,503   $ 264,885       $ (6,719)     $1,890,449
                                         ==========    ========    ========   =========       ========      ==========


CURRENT LIABILITIES
      Accounts payable                   $  122,740    $ 22,819    $  2,344   $    (365) <FC> $      -      $  147,538
      Accrued compensation and vacation      50,042       5,996           -       4,152  <FA>        -          60,190
      Other current liabilities              52,999      19,641         404         161  <FA>        -          72,887
                                                                                   (318) <FB>
      Current portion of long-term
         debt and capital leases             13,889       7,969       3,340      (6,953) <FB>   (3,212)<FE>     15,033
                                         ----------    --------    --------   ---------       --------      ----------
            Total current liabilities       239,670      56,425       6,088      (3,323)        (3,212)        295,648
LONG-TERM DEBT AND CAPITAL LEASES           653,090      27,031       4,491     429,232  <FB>   (1,583)<FE>  1,112,261
DEFERRED INCOME TAXES                        64,112           -           -           -              -          64,112
OTHER LONG-TERM LIABILITIES                   8,351      31,923           -           -              -          40,274
                                         ----------    --------    --------   ---------       --------      ----------
            Total liabilities               965,223     115,379      10,579     425,909         (4,795)      1,512,295

MINORITY INTEREST IN NON VOTING
   STOCK OF SUBSIDIARY                        3,508           -           -           -              -           3,508

SHAREHOLDERS' EQUITY
   Preferred stock                                -           -           -           -              -               -

   Common stock                                 492      33,877          10     (33,877) <FA>      (10)<FE>        492

   Paid-in capital                          219,795      10,838       1,455     (10,838) <FA>   (1,455)<FE>    219,795
   Retained earnings                        155,222     155,101         459    (155,101) <FA>     (459)<FE>    154,558
                                                                                   (664) <FD>
   Accumulated other comprehensive
      income (loss)                            (199)       (468)          -         468  <FA>        -            (199)
   Less: Treasury Stock                           -     (38,988)          -      38,988  <FA>        -               -
                                         ----------    --------    --------   ---------       --------      ----------
      Total shareholders' equity            375,310     160,360       1,924    (161,024)        (1,924)        374,646
                                         ----------    --------    --------   ---------       --------      ----------
TOTAL                                    $1,344,041    $275,739    $ 12,503   $ 264,885       $ (6,719)     $1,890,449
                                         ==========    ========    ========   =========       ========      ==========

See notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

[FN]
<FA> The following summarizes the total purchase price and the related initial purchase price allocation to the net assets acquired of ABP (in thousands):

     Total purchase price:
        Purchase of outstanding shares                                     $ 295,649
        Exercise of options, net of cash received                              1,607
        Debt paid                                                             27,842
        Transaction costs                                                      5,258
                                                                           ---------
            Total fair value purchase price                                $ 330,356
                                                                           =========

     Purchase price allocation:
        Total fair value purchase price                                    $ 330,356
        Historical net assets acquired, net of debt paid
          off at acquisition                                                (188,202)
                                                                           ---------
        Excess purchase price                                                142,154
     Allocation of purchase price to:
        Increase fair value of other intangible assets                      (123,748)
        Reduce fair value of other current assets                                119
        Reduce fair value of property and equipment                            3,654
        Reduce other assets, net                                                 233
        Increase accrued compensation and vacation                             4,152
        Increase other current liabilities                                       161
                                                                           ---------
        Excess purchase price allocated to goodwill                        $  26,725
                                                                           =========

     The increase in accrued compensation and vacation includes severance related to the lay-off of 22 people located in the ABP corporate headquarters. See more information in Note (D) to the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

     The Company has not completed the final assessment of the fair value of ABP's fixed assets, post-retirement liabilities and other identifiable assets and liabilities assumed for purposes of allocating the purchase price. As a result, certain of the above allocations are estimates and are subject to revision once the final assessments are completed.

<FB> In connection with the acquisition, the Company entered into an
     $800.0 million senior secured credit facility (the "New Facility"). The proceeds were used to purchase the equity of ABP discussed in (A) above, pay related costs and expenses, refinance the unsecured revolving loan facilities, and reduce the amounts drawn under the accounts receivable securitization to a total of $25.0 million, with the remainder to provide funds for ongoing general corporate purposes and proposed acquisitions under letters of intent. The following table summarizes the sources and uses of the borrowings under the credit facility (in thousands):

     Proceeds from the new credit facility                $ 650,000
     Less cash used for:
        Purchase of ABP outstanding shares                 (295,649)
        Refinance existing Company debt                    (200,197)
        Refinance existing ABP debt - short-term             (6,953)
        Refinance existing ABP debt - long-term             (20,571)
        Refinance existing ABP debt - accrued interest         (318)
        Refinance asset securitization                     (119,476)
        Pay refinancing transaction costs                   (13,045)
        Option exercises, net of cash received               (1,607)
        Pay acquisition transaction costs                    (5,258)
                                                          ---------
    Net cash used                                         $ (13,074)
                                                          =========

<FC> Pro forma adjustment to eliminate intercompany payables and receivables between the Company and ABP at December 31, 1999.

<FD> Pro forma adjustment to write-off capitalized financing costs related to debt that was paid off.

<FE> The following summarizes the total purchase price and the related initial purchase price allocation to the net assets acquired of Braceland (in thousands):

     Total purchase price:
        Purchase of net assets                                           $ 5,441
        Debt paid off at acquisition                                       5,326
                                                                         -------
            Total fair value purchase price                              $10,767
                                                                         =======

     Purchase price allocation:
        Total fair value purchase price                                  $10,767
     Historical net assets acquired, net of debt paid off
       at acquisition                                                     (7,250)
                                                                         -------
        Excess purchase price                                              3,517
     Allocation of purchase price to:
        Increase fair value of inventory                                     (93)
        Increase fair value of property and equipment                     (1,778)
        Increase fair value of capital lease                                 531
                                                                         -------
        Excess purchase price allocated to goodwill                      $ 2,177
                                                                         =======

     The Company has not completed the final assessment of the fair value of Braceland's fixed assets and other identifiable assets and liabilities assumed for purposes of allocating the purchase price. As a result, certain of the above allocations are estimates and are subject to revision once the final assessments are completed.

                               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                          (FOR THE 12 MONTHS ENDED DECEMBER 31, 1999)
                                                 1999
                                             Acquisitions                                            Braceland    Mail-Well
                                 Historical    Pro Forma    Historical Pro Forma       Historical    Pro Forma    Pro Forma
                                 Mail Well  Adjustments<FA>     ABP    Adjustments     Braceland    Adjustments   Combined
                                 ---------- --------------- ---------- -----------     ----------   -----------   ---------
(IN THOUSANDS)

NET SALES                        $1,848,041     $91,235      $475,933   $ (3,698)  <FE>  $30,253       $   -      $2,441,764
COST OF SALES                     1,418,715      65,335       345,500     (1,862)  <FB>   24,887          26 <FG>  1,840,464
                                                                          (8,439)  <FD>
                                                                          (3,698)  <FE>
                                 ----------     -------      --------   --------         -------       -----      ----------
GROSS PROFIT                        429,326      25,900       130,433     10,301           5,366         (26)        601,300

OTHER OPERATING COSTS
   Selling, administrative
      and other                     267,033      19,281        99,787      8,594   <FB>    4,568          73 <FG>    393,262
                                                                          (6,074)  <FD>
                                 ----------     -------      --------   --------         -------       -----      ----------
       Total other operating
          costs                     267,033      19,281        99,787      2,520           4,568          73         393,262
                                 ----------     -------      --------   --------         -------       -----      ----------
OPERATING INCOME                    162,293       6,619        30,646      7,781             798         (99)        208,038
OTHER (INCOME) EXPENSE
   Interest expense                  55,247       4,534         4,026      1,847   <FB>      638        (339)<FH>     92,360
                                                                          26,407   <FC>
   Other (income) expense              (784)        277        (3,826)         -             (12)          -          (4,345)
                                 ----------     -------      --------   --------         -------       -----      ----------
INCOME BEFORE INCOME TAXES
   AND EXTRAORDINARY
   ITEM                             107,830       1,808        30,446    (20,473)            172         240         120,023
PROVISION FOR INCOME TAXES           43,348         727        10,757     (6,750)  <FF>       69          96 <FF>     48,247
                                 ----------     -------      --------   --------         -------       -----      ----------
INCOME FROM CONTINUING
   OPERATIONS BEFORE
   EXTRAORDINARY ITEM            $   64,482     $ 1,081      $ 19,689   $(13,723)        $   103       $ 144      $   71,776
                                 ==========     =======      ========   ========         =======       =====      ==========


PER COMMON SHARE
   Income from continuing
     operations
       Basic                     $     1.32                  $   1.31                                             $     1.47
       Diluted                   $     1.20                  $   1.31                                             $     1.32

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                48,990                    14,979                                                 48,990

WEIGHTED AVERAGE COMMON AND
   COMMON EQUIVALENT SHARES
   OUTSTANDING                       58,154                    14,996                                                 58,154

See notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

[FN]
<FA> The 1999 acquisitions pro forma adjustments column are adjustments to reflect all 1999 acquisitions as if they had occurred as of January 1, 1999.

<FB> Pro forma adjustment to ABP depreciation and amortization to reflect the depreciation and amortization of the fair values of property and equipment, identifiable intangibles and goodwill over their estimated useful lives, as follows (in thousands):


                                                                            Annual Depreciation and Amortization
                                                                            ------------------------------------
                                                                   Property and                    Financing
                 Asset                   Cost         Life           Equipment     Intangibles       Costs          Total
                 -----                   ----         ----         ------------    -----------     ---------        -----

     Property and Equipment            $ 80,815        Various        $11,676        $     -         $    -        $11,676
     Other Intangible                              4.0 to 40.0
        Assets                         $124,209          years              -          8,379              -          8,379
     Deferred
        Financing Costs                $ 13,045      6.3 years              -              -          2,071          2,071
     Goodwill                          $ 62,181     30.0 years              -          2,073              -          2,073
                                                                      -------        -------         ------        -------

     Total                                                             11,676         10,452          2,071         24,199
     Less historical depreciation
       and amortization                                                13,760          1,636            224         15,620
                                                                      -------        -------         ------        -------

     Pro forma adjustment                                             $(2,084)       $ 8,816         $1,847        $ 8,579
                                                                      =======        =======         ======        =======

     The Company allocated the Pro forma adjustment related to Property and Equipment to cost of goods sold ($1,862) and Selling, administrative and other ($222) based upon the type of asset adjusted.

     Other intangible assets consist of customer lists, patents, copyrights, trademarks and trade names and unpatented proprietary technology.

<FC> Pro forma adjustment to interest expense of both the Company and
     ABP to reflect the interest expense on the new credit facility, partially offset by the elimination of interest expense related to the debt repaid, as follows (in thousands):

     Interest on borrowings of $650 million under the new credit facility
        at an average interest rate of approximately 7.53%                    $ 48,945
     Commitment fees on unused portion of credit facility                          750
     Plus increase in interest expense on debt refinanced due to increase
        in interest rate from 7.20% to 7.53%                                     2,740
     Less historical interest expense on the following debt repaid:
           Mail-Well existing debt                                             (24,071)
           ABP existing debt                                                    (1,957)
                                                                              --------

     Pro forma adjustment                                                     $ 26,407
                                                                              ========

<FD> Pro forma adjustment to reflect cost savings to be realized due to synergies to be realized from the merger of the Company and ABP, as follows (in thousands):

                      Adjustment                           Effect on       Effect on Selling,           Total
                      ----------                           ---------       ------------------           -----
                                                         Cost of Sales     Administrative and
                                                         -------------     ------------------
                                                                                 Other
                                                                                 -----

     Close ABP corporate office                             $    -              $ 7,114                $ 7,114
     Curtis 1000 purchases forms from
        Mail-Well rather than external source                2,818               (1,040)                 1,778
     Curtis 1000 purchases envelopes from
        Mail-Well rather than an external source             2,542                    -                  2,542
     Mail-Well's envelope segment purchases Tyvek(R)
        envelopes from ABP                                   2,418                    -                  2,418
     Savings on Mail-Well purchases of raw
        materials under an ABP materials contract              661                    -                    661
                                                            ------              -------                -------

     Totals                                                 $8,439              $ 6,074                $14,513
                                                            ======              =======                =======

     Close ABP corporate office - Key functions at ABP's corporate office include finance, tax planning and reporting, investor relations, human resources, risk management and information technology coordination. These functions are duplicated in the Mail-Well corporate office. All personnel have been given notice and will leave over the first 90 days after acquisition. After analysis, we will not have to hire anyone to replace the work being performed; therefore, all personnel, office facilities, and other operating costs have been removed in an adjustment to the pro-forma statement of income.

     Curtis 1000 purchases forms from Mail-Well rather than from an external source - A segment of ABP purchased forms from Mail-Well and other companies in 1999. Mail-Well has the capability and capacity to produce the majority of Curtis' forms needs at a profit. The pro-forma adjustment includes consideration of the additional sales and customer service personnel that would have been hired to service the business. The adjustment also considered the elimination of the difference between what Curtis paid in 1999 compared to the cost for Mail-Well to produce the product.

     Curtis 1000 purchases envelopes from Mail-Well rather than from an external source - Curtis purchased envelopes from Mail-Well and other companies in 1999. Mail-Well has the capability and capacity to produce the majority of Curtis' envelopes needs at a profit. The adjustment also considered the elimination of the difference between what Curtis paid in 1999 compared to the cost for Mail-Well to produce the product.

     Mail-Well's envelope segment purchases Tyvek(R) envelopes from ABP - Mail-Well purchased Tyvek(R) envelopes from ABP and other companies in 1999. ABP has the capability and capacity to produce the majority of Mail-Well Envelope's Tyvek(R) needs at a profit. The adjustment also considered the elimination of the difference between what Mail-Well paid in 1999 compared to the cost for ABP to produce the product.

     Savings on Mail-Well purchases of raw materials under an ABP materials contract - ABP has a favorable contract to purchase substrate from a vendor. If Mail-Well had purchased its substrate under this contract it would have generated a substantial savings. We have only included those amounts where the contract covered specific types of substrate.

<FE> Pro forma adjustment to eliminate intercompany sales and purchases between the Company and ABP during 1999.

<FF> Pro forma adjustment to reflect tax effect of pro forma adjustments at an effective rate to maintain Mail-Well's blended rate of 40.2%.

<FG> Pro forma adjustment to Braceland depreciation and amortization to reflect the depreciation and amortization of the fair values of property and equipment, identifiable intangibles and goodwill over their estimated useful lives, as follows (in thousands):

                                                                                Property and
               Asset                                  Cost        Life           Equipment       Intangibles      Total
               -----                                  ----        ----          ------------     -----------      -----

     Property and Equipment                          $7,487     Various            $1,119            $ -         $1,119
     Goodwill                                        $2,177     30.0 years              -             73             73
                                                                                   ------            ---         ------

     Total                                                                          1,119             73          1,192
     Less historical depreciation
        and amortization                                                            1,093              -          1,093
                                                                                   ------            ---         ------
     Pro forma adjustment                                                          $   26            $73         $   99
                                                                                   ======            ===         ======

<FH> Pro forma adjustment to interest expense of Braceland to reflect the interest expense related to new capital lease terms offset by the elimination of interest expense related to the debt repaid, as follows (in thousands):


     Interest on new capital lease terms                      $  79
     Less historical interest expense on debt repaid           (418)
                                                              -----

     Pro forma adjustment                                     $(339)
                                                              =====




                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         MAIL-WELL, INC.
                         (Registrant)


Date:  May 5, 2000       By /s/ Gary H. Ritondaro
                           -----------------------------------------
                         Gary H. Ritondaro, Senior Vice President
                         And Chief Financial Officer

                    INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
American Business Products, Inc.:

We have audited the consolidated balance sheets of American Business Products, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Business Products, Inc. and subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Atlanta, Georgia
February 10, 2000

AMERICAN BUSINESS PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31
(In thousands, except per share amounts)

                                                               1999              1998             1997

NET SALES                                                    $475,933          $461,270         $453,315

COST AND EXPENSES
   Cost of goods sold                                         345,500           325,723          323,390
   Selling and administrative expenses                         99,787            98,498           99,949
   Restructuring and other charges                                  -             5,155            3,990
                                                            ----------        ----------       ----------
                                                              445,287           429,376          427,329
                                                            ----------        ----------       ----------

OPERATING INCOME                                               30,646            31,894           25,986

OTHER INCOME (EXPENSE)
   Interest expense                                            (4,026)           (6,950)          (6,529)
   Interest income                                              2,231             4,256            4,200
   Miscellaneous-net                                            1,595               257            4,786
                                                            ----------        ----------       ----------

INCOME BEFORE INCOME TAXES                                     30,446            29,457           28,443

PROVISION (BENEFIT) FOR INCOME TAXES
   Current
      Federal                                                   5,026             9,355            8,779
      State                                                       (48)            1,850            2,239
   Deferred                                                     5,779               (85)            (978)
                                                            ----------        ----------       ----------
                                                               10,757            11,120           10,040
                                                            ----------        ----------       ----------

INCOME FROM CONTINUING OPERATIONS                              19,689            18,337           18,403

DISCONTINUED OPERATION
  Income from operations - net of income taxes
    of $479 and $631                                                -               637              839
  Loss on disposal - net of income
    tax benefit of $542 and $4,954                             (1,513)           (7,187)               -
                                                            ----------        ----------       ----------

INCOME (LOSS) FROM DISCONTINUED OPERATION                      (1,513)           (6,550)             839
                                                            ----------        ----------       ----------

NET INCOME                                                    $18,176           $11,787          $19,242
                                                            ==========        ==========       ==========

PER COMMON SHARE
  Income from continuing operations
    Basic                                                       $1.31             $1.15            $1.12
    Diluted                                                     $1.31             $1.15            $1.11
  Income (loss) from discontinued operation
    Basic                                                      ($0.10)           ($0.41)           $0.05
    Diluted                                                    ($0.10)           ($0.41)           $0.05
  Net Income
    Basic                                                       $1.21             $0.74            $1.17
    Diluted                                                     $1.21             $0.74            $1.16

See Notes to Consolidated Financial Statements

AMERICAN BUSINESS PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31
(In thousands, except share amounts)

                                                                                  1999             1998

CURRENT ASSETS
   Cash and cash equivalents                                                    $30,920          $60,034
   Accounts receivable, less allowances of $2,065 and $1,133                     58,441           50,398
   Inventories                                                                   32,274           32,044
   Net assets of discontinued operation                                               -           15,000
   Other                                                                          9,263            8,735
                                                                              ----------       ----------
        Total Current Assets                                                    130,898          166,211

PROPERTY, PLANT AND EQUIPMENT - AT COST
   Land                                                                           2,223            2,523
   Buildings and improvements                                                    38,778           38,115
   Machinery, equipment and software                                            111,284           82,252
   Construction in progress                                                       2,100           12,091
                                                                              ----------       ----------
                                                                                154,385          134,981
   Less accumulated depreciation                                                 69,916           57,640
                                                                              ----------       ----------
                                                                                 84,469           77,341

INTANGIBLE ASSETS FROM ACQUISITIONS
   Goodwill, less amortization of $7,102 and $5,863                              35,456           26,339
   Other, less amortization of $5,725 and $5,328                                    461              619
                                                                              ----------       ----------
                                                                                 35,917           26,958

DEFERRED INCOME TAXES                                                             9,842           14,724
OTHER ASSETS                                                                     14,613           16,010
                                                                              ----------       ----------
TOTAL ASSETS                                                                   $275,739         $301,244
                                                                              ==========       ==========

CURRENT LIABILITIES
   Accounts payable                                                             $42,460          $45,881
   Salaries and wages                                                             4,291            9,442
   Profit sharing contributions                                                   1,705            3,473
   Current maturities of long-term debt                                           7,969            8,833
                                                                              ----------       ----------
        Total Current Liabilities                                                56,425           67,629

LONG-TERM DEBT                                                                   27,031           34,016
SUPPLEMENTAL RETIREMENT BENEFITS                                                 18,323           20,418
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS                                       13,600           16,441

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY
   Common stock - $2 par value, authorized 50,000,000
     shares, issued 16,938,497 and 16,740,197 shares                             33,877           33,480
   Additional paid-in capital                                                    10,838            8,169
   Retained earnings                                                            155,101          146,824
   Unearned compensation on restricted stock                                       (468)               -
                                                                              ----------       ----------
                                                                                199,348          188,473

   Less 2,158,730 and 1,330,102 shares
     of common stock in treasury - at cost                                       38,988           25,733
                                                                              ----------       ----------
                                                                                160,360          162,740
                                                                              ----------       ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $275,739         $301,244
                                                                              ==========       ==========


See Notes to Consolidated Financial Statements

AMERICAN BUSINESS PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share and per share amounts)

                                                               COMMON STOCK            ADDITIONAL
                                                     ------------------------------      PAID-IN       RETAINED     COMPREHENSIVE
                                                          SHARES           AMOUNT        CAPITAL       EARNINGS        INCOME

BALANCE DECEMBER 31, 1996                               16,620,848        $33,242        $ 6,118       $136,003

   Net income                                                                                            19,242        $19,242
   Other comprehensive income (loss)                                                                                      (390)
                                                                                                                    -------------
   Total comprehensive income                                                                                          $18,852
                                                                                                                    =============
   Dividends paid, $0.62 per share                                                                      (10,183)
   Exercise of stock options                                55,084            110          1,004
   Restricted stock awards                                   1,000              2             22
   Repurchase of common stock
                                                     ----------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997                               16,676,932         33,354          7,144        145,062

   Net income                                                                                            11,787        $11,787
   Other comprehensive income (loss)                                                                                      (261)
                                                                                                                    -------------
   Total comprehensive income                                                                                          $11,526
                                                                                                                    =============
   Dividends paid, $0.63 per share                                                                      (10,025)
   Exercise of stock options                                50,823            101            771
   Restricted stock awards                                  12,442             25            254
   Repurchase of common stock
                                                     ----------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                               16,740,197         33,480          8,169        146,824

   Net income                                                                                            18,176        $18,176
                                                                                                                    -------------
   Total comprehensive income                                                                                          $18,176
                                                                                                                    =============
   Dividends paid, $0.66 per share                                                                       (9,899)
   Exercise of stock options                                21,000             42            310
   Restricted stock awards                                 177,300            355          2,359
   Repurchase of common stock
                                                     ----------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999                               16,938,497        $33,877        $10,838       $155,101
                                                     ============================================================================



                                                                      ACCUMULATED
                                                       UNEARNED          OTHER                TREASURY STOCK            TOTAL
                                                   COMPENSATION ON   COMPREHENSIVE      --------------------------   STOCKHOLDERS'
                                                   RESTRICTED STOCK     INCOME             SHARES        AMOUNT         EQUITY

BALANCE DECEMBER 31, 1996                               $   -            $ 651            (213,256)    $ (3,023)      $172,991

   Net income                                                                                                           19,242
   Other comprehensive income (loss)                                      (390)                                           (390)
   Total comprehensive income
   Dividends paid, $0.62 per share                                                                                     (10,183)
   Exercise of stock options                                                               (22,203)        (535)           579
   Restricted stock awards                                                                                                  24
   Repurchase of common stock                                                              (26,200)        (566)          (566)
                                                ---------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997                                   -              261            (261,659)      (4,124)       181,697

   Net income                                                                                                           11,787
   Other comprehensive income (loss)                                      (261)                                           (261)
   Total comprehensive income
   Dividends paid, $0.63 per share                                                                                     (10,025)
   Exercise of stock options                                                                  (943)         (22)           850
   Restricted stock awards                                                                                                 279
   Repurchase of common stock                                                           (1,067,500)     (21,587)       (21,587)
                                                ---------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                                   -                -          (1,330,102)     (25,733)       162,740

   Net income                                                                                                           18,176
   Total comprehensive income
   Dividends paid, $0.66 per share                                                                                      (9,899)
   Exercise of stock options                                                                 6,216           98            450
   Restricted stock awards                               (468)                            (101,744)      (1,539)           707
   Repurchase of common stock                                                             (733,100)     (11,814)       (11,814)
                                                ---------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999                               $(468)           $   -          (2,158,730)    $(38,988)      $160,360
                                                =================================================================================


See Notes to Consolidated Financial Statements

AMERICAN BUSINESS PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31
(In thousands)

                                                                            1999           1998           1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Continuing operations:
   Income from continuing operations                                      $19,689        $18,337        $18,403
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                     15,395         12,285         11,697
         (Gain)/loss on disposition of plant and equipment                     95          4,094         (3,592)
         Loss on sale of foreign joint venture investment                       -          1,849              -
         Change in assets and liabilities, excluding
            effects of acquisitions and dispositions:
         (Increase) decrease in accounts receivable                        (5,784)           863          1,025
         (Increase) decrease in inventories                                   790         (2,162)         5,904
         (Increase) decrease in other current assets                        1,795          3,953           (533)
         (Increase) decrease in other assets                                1,196            (80)        (2,225)
         (Increase) decrease in deferred income taxes                       4,207           (727)        (1,005)
         Decrease in accounts payable                                      (3,898)        (2,908)           (77)
         Increase (decrease) in other current liabilities                  (5,598)         1,581         (4,615)
         Increase (decrease) in supplemental retirement,
            postemployment and postretirement benefits                     (4,936)           (43)         1,082
                                                                        -----------    -----------    -----------

            Total adjustments                                               3,262         18,705          7,661
                                                                        -----------    -----------    -----------

            Net cash provided by continuing operations                     22,951         37,042         26,064

  Discontinued operation:
   Income (loss) from discontinued operation                               (1,513)        (6,550)           839
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                      1,136          2,610          2,583
         Gain on disposition of plant and equipment                             -            (64)           (39)
         Write-down of assets to net realizable value                       1,156         10,993              -
         Change in assets and liabilities:
         (Increase) decrease in accounts receivable                         1,401         (2,193)           535
         (Increase) decrease in inventories                                   267            (50)           693
         Increase in other current assets                                  (1,677)        (4,230)          (255)
         (Increase) decrease in other assets                                   42            (40)            97
         (Increase) decrease in deferred income taxes                         675            (52)            47
         Increase (decrease) in accounts payable                           (3,419)         4,634           (254)
         Decrease in other current liabilities                               (208)          (151)          (540)
         Increase in supplemental retirement,
            postemployment and postretirement benefits                          -             84             95
                                                                        -----------    -----------    -----------

            Total adjustments                                                (627)        11,541          2,962
                                                                        -----------    -----------    -----------

            Net cash (used) provided by discontinued operations            (2,140)         4,991          3,801

            Net cash provided by operating activities                      20,811         42,033         29,865




                                F-5



CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31
(In thousands)
(continued)
                                                                            1999           1998           1997
CASH FLOWS FROM INVESTING ACTIVITIES
  Continuing operations:
   (Increase) decrease in cash value of life insurance                        353          3,264         (1,472)
   Proceeds from sale of foreign joint venture investment                       -          4,446              -
   Net assets acquired                                                    (15,451)             -              -
   Additions to property, plant and equipment                             (16,607)       (20,433)       (17,084)
   Proceeds from disposition of property, plant and
      equipment                                                               463          2,931          7,127
                                                                        -----------    -----------    -----------

                                                                          (31,242)        (9,792)       (11,429)

  Discontinued operation:
   Additions to property, plant and equipment                              (2,328)        (4,875)        (3,710)
   Proceeds from disposition of discontinued operation                     12,033              -              -
   Proceeds from disposition of property, plant and
      equipment                                                                17            107            104
                                                                        -----------    -----------    -----------

                                                                            9,722         (4,768)        (3,606)
                                                                        -----------    -----------    -----------

            Net cash used by investing activities                         (21,520)       (14,560)       (15,035)


CASH FLOWS FROM FINANCING ACTIVITIES
  Continuing operations:
   Increase in long-term debt                                               1,016              -              -
   Reductions of long-term debt                                            (8,689)       (11,873)       (11,933)
   Repurchase of common stock                                             (11,814)       (21,587)          (566)
   Sales and issuances of common stock                                      1,157          1,129            603
   Dividends paid                                                          (9,899)       (10,025)       (10,183)
                                                                        -----------    -----------    -----------

                                                                          (28,229)       (42,356)       (22,079)

  Discontinued operation:
   Reductions of long-term debt                                              (176)          (175)          (175)
                                                                        -----------    -----------    -----------

            Net cash used by financing activities                         (28,405)       (42,531)       (22,254)


   Net decrease in cash and cash equivalents                              (29,114)       (15,058)        (7,424)
   Cash and cash equivalents at beginning of year                          60,034         75,092         82,516
                                                                        -----------    -----------    -----------
   Cash and cash equivalents at end of year                               $30,920        $60,034        $75,092
                                                                        ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
   Cash paid during the year for:
      Interest (net of amount capitalized)                                 $5,470         $7,233         $7,740
      Income taxes                                                         $6,360         $7,969        $11,099


See Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of American Business Products, Inc. and its subsidiaries (the "Company"). Intercompany balances and transactions have been eliminated. These financial statements have been prepared in accordance with generally accepted accounting principles, which in certain instances requires the use of management's estimates. Actual results could differ from those estimates.

NATURE OF OPERATIONS: The Company operates two businesses: specialty packaging and printed office products. The Company's specialty packaging business is comprised of three segments: the extrusion of polyethylene and other materials onto papers and nonwovens used in packaging and other products, the manufacture of soft packages including Tyvek(R) mailers, and the manufacture of labels. The Company's printed office products business is comprised of a single segment which supplies custom-printed envelopes and labels, digital document services and business forms. The markets for these products are located principally throughout the continental United States.

CASH AND CASH EQUIVALENTS: The Company invests cash in excess of daily operating requirements in income producing investments. Such amounts, stated at cost which approximates market, at December 31, 1999 and 1998 were $23,623,000 and $53,876,000, respectively. All such investments have an original maturity of 90 days or less and are considered to be cash equivalents. Amounts due banks upon the clearance of certain checks under the Company's cash management program have been included in accounts payable. At December 31, 1999 and 1998 such amounts were $10,501,000 and $9,172,000, respectively.

INVENTORIES: Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

INTANGIBLE ASSETS: The excess of cost over amounts assigned to tangible assets of purchased subsidiaries (goodwill) is being amortized on the straight-line basis over periods of 15 to 40 years. The Company evaluates the net carrying value of such assets based on expectations of nondiscounted cash flows of each subsidiary for which such assets are recorded. The Company believes no material impairment of such assets exists. Other acquired intangibles are principally non-compete agreements and are being amortized on a straight-line basis over periods of 40 to 84 months.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated depreciation methods for income tax purposes. Depreciation expense from continuing operations was $13,760,000, $11,021,000, and $10,433,000 for 1999, 1998 and 1997,
respectively. Total depreciation expense, including the discontinued operation, was $14,918,000, $13,631,000, and $13,016,000 for 1999, 1998
and 1997, respectively.

INCOME TAXES: Income taxes are accounted for under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than proposed enactments of changes in the tax law or rates.

ENVIRONMENTAL COSTS: Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Remediation costs of existing conditions caused by past operations are accrued when it is probable that a liability has been incurred and the cost can be reasonably estimated.

REVENUE RECOGNITION: Sales and related costs are generally recorded by the Company upon shipment of products to its customers. Under contractual agreement with customers, sales of certain custom products are recognized upon completion of the order and invoiced under normal credit terms.

STOCK BASED COMPENSATION: As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for non-vested restricted stock awarded under fixed plans to an employee is measured at the grant date based on the market price of a share of non-restricted stock on the grant date. The compensation cost is recognized over the vesting period. Compensation cost for non-vested stock awarded under variable plans to an employee is determinable only upon the ultimate vesting of the shares and is measured by the number of shares ultimately vested at the then current market price of the stock. At date of grant, the fair value of these shares is recorded as unearned compensation.

NET INCOME PER COMMON SHARE: Net income per common share amounts are based upon the weighted average number of common and common equivalent shares outstanding during the respective years. The average number of common shares used in the calculation of basic net income per common share was 14,978,941 in 1999, 15,947,591 in 1998, and 16,421,808 in
1997. The average number of common and common equivalent shares used in the calculation of diluted net income per common share was 14,996,358 in 1999, 16,003,543 in 1998, and 16,525,309 in 1997. Options to purchase
1,065,302, 571,852, and 58,887 shares of common stock at prices ranging from $16.17 to $27.50 per share were outstanding as of December 31, 1999, 1998 and 1997, respectively but were not included in the computation of diluted net income per share because the options' exercise price was greater than the average market price of the common shares. The only common equivalent shares are those related to stock options outstanding during the respective years.

FOREIGN CURRENCY TRANSLATION: The Company's former investment in a 50 percent owned foreign joint venture was translated at the rate in effect at the balance sheet date. The Company's share of net income of the joint venture was translated at average exchange rates prevailing during the year. Resulting translation adjustments were reported separately as a component of accumulated other comprehensive income.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 which deferred the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not completed the process of evaluating the impact that will result from adopting SFAS 133. The Company is therefore unable to disclose the impact that adopting SFAS 133 will have on its financial position and results of operations when such statement is adopted.

RECLASSIFICATION: Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.


2.  SUBSEQUENT EVENT

On January 21, 2000, Sherman Acquisition Corporation, an indirect wholly owned subsidiary of Mail-Well, Inc. made an offer to purchase for cash all the outstanding shares of the Company at $20.00 net per share. The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, February 18, 2000, unless the offer is extended.

This offer is being made in connection with the agreement and plan of merger dated as of January 13, 2000 ("Merger Agreement") among Mail-Well, Inc., Sherman Acquisition Corporation and the Company. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement, approved the offer and the merger, has determined that the terms of the offer and the merger are fair to, and in the best interests of, the

Company's stockholders and recommends that holders of the shares accept the offer and tender their shares pursuant to the offer.

The offer is conditioned upon, among other things, (I) there being validly tendered and not withdrawn prior to the expiration of the offer such number of shares that would constitute more than fifty percent of the shares that are outstanding determined on a fully diluted basis,
(II) any waiting period under the Hart-Scott-Rodino antitrust improvements act of 1976, as amended, applicable to the purchase of shares pursuant to the offer having expired or having been terminated prior to the expiration of the offer and (III) the satisfaction of certain other terms and conditions.


3.  ACQUISITION

On April 30, 1999 the Company acquired substantially all of the property, rights and assets of Tekkote Corp., a manufacturer of coated and printed products for use in packaging and related fields. The transaction has been accounted for as a purchase with the results of Tekkote Corp. included with those of the Company's extrusion coating and laminating segment beginning May 1, 1999. The negotiated purchase price was $13,900,000 in cash and assumption of a note payable of $1,016,000. The principal and interest, which accrues at a variable rate equal to LIBOR, of the note are due October 31, 2000.

The following are the components of net assets acquired of Tekkote
Corp.:


(in thousands)                                APRIL 30, 1999

Accounts receivable                                  $ 2,258
Inventory                                              1,019
Other current assets                                      10
Property, plant and equipment                          5,875
Other long-term assets                                   152
Goodwill                                              10,359
Other intangible assets                                  238
Accounts payable                                      (3,788)
Accrued liabilities                                     (297)
Other current liabilities                               (375)
                                                     -------

Net assets acquired                                  $15,451
                                                     =======

The acquired goodwill is being amortized on the straight-line basis over 20 years.


4.  DISCONTINUED OPERATION

On May 28, 1999, the Company sold the business and assets of BookCrafters USA, Inc., its hardcover and softcover book manufacturing and distribution segment to The Sheridan Group. Accordingly, the segment has been accounted for as a discontinued operation.

The Company assigned certain operating leases entered into by Bookcrafters USA, Inc. prior to the sale. The Company guaranteed the payment on these leases which expire between January 1, 2003 and January 1, 2004. At December 31, 1999, the aggregate amount of guaranteed lease payments was $2,034,375.

In 1998, the Company recorded an estimated loss of $7,187,000 after tax for the disposal of the assets of the segment. The loss was based on the estimated proceeds from the disposal and to accrue for expected operating results during the phase-out period.

In the first quarter of 1999, the Company recorded a loss of $1,513,000 after tax for the disposal of the segment. No adjustment was required to the loss on disposal of the segment at the date of sale.

The following are the components of the net assets for discontinued operations of BookCrafters USA, Inc.:



(in thousands)                                   DECEMBER 31, 1998
Current net assets:

Accounts receivable                                        $ 9,463
Inventory                                                    2,483
Other assets                                                     5
Accounts payable                                            (3,730)
                                                           -------

Total net current assets                                     8,221

Long-term assets:
Property, plant and equipment, net of accumulated
  depreciation of $20,719                                    6,682
Other long-term                                                 97
                                                           -------

Total long-term assets                                       6,779
                                                           -------


      Net assets of Discontinued Operation                 $15,000
                                                           =======

At December 31, 1998, assets are shown at their estimated net realizable values and liabilities are shown at their face amounts.

Summarized income statement information for BookCrafters USA, Inc. is as follows:


(in thousands)                       1999           1998           1997
                                   -------        -------        -------

Net Sales                          $18,799        $49,707        $49,674
Operating Income (Loss)            $  (888)       $ 1,090        $ 1,687


5.  CURTIS 1000 EUROPE GMBH

Effective May 12, 1998, the Company sold its investment in Curtis 1000 Europe GmbH, the Company's European envelope manufacturing joint venture. The Company accounted for its investment using the equity method. Proceeds from the sale were approximately $4,446,000, with an additional tax credit of approximately $418,000 generated in connection with the sale. The Company recorded a loss of approximately $1,849,000 before tax on the sale, which is included in miscellaneous-net other income.


6. RESTRUCTURING AND OTHER CHARGES

During 1998, the Company conducted a review of a custom-designed software system that was being developed by Curtis 1000 Inc., the Company's printed office products subsidiary. After extensive review, the Company discontinued the software development project, which resulted in the Company recording a pre-tax charge of approximately $5,155,000 to write off the Company's investment in the project.

In 1997, the Company recognized charges against income, which included amounts for management changes and reorganization, estimated penalties associated with a take or pay contract with the purchaser of the Company's former business forms manufacturing business, the cessation of manufacturing at a Company facility and certain information systems asset impairments. The before tax amount of such charges was $1,394,000 included in selling and administrative expenses, $3,990,000 included in restructuring and other charges and $1,800,000 included in miscellaneous-net other income. The charge to restructuring and other charges consisted of severance and other employee related costs of $1,569,000, lease termination and other miscellaneous cost of $100,000 and information systems and other fixed asset impairments of $2,321,000. Of the $1,669,000 restructuring charge, cash expenditures of $299,000, $1,156,000 and $109,000 were made against the accrual in 1999, 1998 and 1997, respectively. Severance costs related to 93 employees, primarily production and administrative personnel located at the closed facility and management employees at Curtis 1000. Of these, 7 employees' employment terminated in 1997 and 86 employees' employment terminated in 1998. The information systems asset impairment charge was necessitated by a realization by the Company that the planned benefits of the system would not be achieved. The impairment of the other fixed assets was caused by the decision to cease manufacturing at a Company facility.
The remaining book value of the assets was written off as the assets are no longer used.

As a result of a 1996 Restructuring Plan and the 1996 sale of the assets of the Company's former business forms manufacturing subsidiary, Vanier, the Company sold certain real estate assets resulting in a loss of $50,000 in 1999, a gain of $499,000 in 1998 and a gain of $2,909,000 in
1997 which are included in miscellaneous-net other income in the accompanying Consolidated Statements of Income.


7.  INVENTORIES

(in thousands)                             1999           1998
                                         -------        -------

Raw materials                            $16,564        $16,740
Work in process                            3,764          3,712
Finished goods                            13,623         14,021
                                         -------        -------
                                          33,951         34,473
Inventory obsolescence reserve            (1,677)        (2,429)
                                         -------        -------
Net inventory                            $32,274        $32,044
                                         =======        =======


8.  LONG-TERM DEBT

The components of long-term debt are as follows:

(In thousands)                                                                                     1999           1998
                                                                                                  -------        -------

Senior notes, 9.92%, due 1999                                                                                    $ 1,071
Senior notes, 5.77%, due 1997 to 2003                                                             $27,429         34,286
Note payable to bank, variable at LIBOR plus 1.15%, 7.15% and 6.74% at December 31, 1999
and 1998, principal due to 2000.                                                                       95            324
Mortgage note, variable at 56% of bank's base rate plus .25%, not to exceed 15%, 4.75% at
December 31, 1998, principal due to 1999.                                                               -            500
Mortgage note, variable at 79.4% of prime rate not to exceed 11.75%, 6.06% at December 31,
1998, principal due to 1999                                                                             -            176
Industrial revenue bonds due 2031, variable rate 5.65% and 4.10% at December 31, 1999
and 1998                                                                                            6,460          6,460
Promissory note, variable at LIBOR, 6.00% at December 31, 1999, principal due to 2000               1,016
Other                                                                                                   -             32
                                                                                                  -------        -------
                                                                                                   35,000         42,849
Less current maturities                                                                             7,969          8,833
                                                                                                  -------        -------
                                                                                                  $27,031        $34,016
                                                                                                  =======        =======

The Company has an unsecured committed revolving credit agreement (the "Credit Agreement") with a bank, under which the Company may borrow up to $50.0 million through April 22, 2002. The Credit Agreement provides for borrowing at rates related to prime and Eurocurrency rates, and for payment of commitment fees on the unused portion of the credit facility.
 Currently, the Company has no outstanding borrowing under the Credit Agreement. The Industrial Revenue Bond is supported by a letter of credit issued pursuant to the Credit Agreement, which commensurately reduces the balance available to the Company under the Credit Agreement. The Credit Agreement provides for payment of fees of 2/10% per annum on the amount of the letter of credit outstanding, which was $6.6 million at December 31, 1999 and 1998.

At December 31, 1999, the Company had no assets assigned as collateral to the Company's long-term debt obligations. The Company has agreed to certain restrictive covenants during the terms of some of these agreements. Under the most restrictive of the covenants, the Company must maintain tangible net worth not less than approximately $95,000,000 plus 25% of net income earned after 1992 and must limit the amount of Senior Funded Debt to not more than 40% of total capitalization. The aggregate amounts of long-term debt maturing during the next five years and thereafter are approximately: 2000 - $7,969,000; 2001 - $6,857,000;
2002 - $6,857,000; 2003 - $6,857,000; 2004 - $0; thereafter - $6,460,000.
Loans from life insurance companies aggregating approximately
$30,500,000 and $47,600,000 are secured by the cash values of the underlying life insurance policies of $33,000,000 and $51,600,000 at December 31, 1999 and 1998, respectively. Such loans have been netted against the cash values. Interest is payable annually at rates ranging from 8% to 13%.

The fair value of the Company's long-term debt is based on management's estimate of current market prices for the same issues. Fair value is estimated to be $34,215,000 at December 31, 1999 and $43,162,000 at
December 31, 1998.


9.  INCOME TAXES

Deferred income taxes have been established for the effects of differences in the bases of assets and liabilities for financial reporting and income tax purposes.

The provision for income taxes is reconciled with the Federal statutory rate as follows:

(in thousands)                                                                 1999           1998           1997
                                                                             -------        -------        -------

Income tax at Federal statutory rate                                         $ 9,937        $ 6,451        $10,469
State income taxes net of Federal income tax benefit                             474            325          1,502
Non-taxable life insurance proceeds and increase in cash value                  (646)        (1,105)        (1,527)
Loss associated with Curtis 1000 Europe GmbH                                       -            709              -
Other                                                                            450            265            227
                                                                             -------        -------        -------
Total provision                                                              $10,215        $ 6,645        $10,671
                                                                             =======        =======        =======

The income tax provision is summarized as follows:

                                                                              1999            1998          1997
                                                                             -------        -------        -------
(in thousands)
Continuing operations                                                        $10,757        $11,120        $10,040
Discontinued operation                                                          (542)        (4,475)           631
                                                                             -------        -------        -------
                                                                             $10,215        $ 6,645        $10,671
                                                                             =======        =======        =======

Components of the net deferred income tax asset at December 31, 1999 and 1998 are as follows:

(in thousands)                                                                1999           1998
                                                                             -------        -------

Deferred Income Tax Assets
Postretirement and postemployment benefits                                   $13,626        $14,815
State net operating loss carryforward, net of Federal benefit                  3,880          1,577
Accrued severance                                                                932            728
Accrued vacation                                                                  74          1,424
Allowance for bad debts                                                          833            537
Capital loss carryforward                                                        938              -
Other                                                                          1,842          3,580
                                                                             -------        -------
Gross deferred tax asset                                                      22,125         22,661
Valuation allowance                                                           (3,785)        (1,572)
                                                                             -------        -------
                                                                              18,340         21,089

Deferred Income Tax Liabilities
Property, plant and equipment                                                  7,161          5,091
VEBA trust payment                                                               651            407
Federal effect of deferred state taxes                                           686            867
                                                                             -------        -------
                                                                               8,498          6,365
                                                                             -------        -------

Net Deferred Income Tax Asset                                                $ 9,842        $14,724
                                                                             =======        =======

During 1999, the Company increased its deferred tax valuation allowance. Management believes it is more likely than not that the Company will be unable to utilize the net operating loss generated from the disposition of BookCrafters USA, Inc.; this resulted in a $2,179,000 increase in the valuation allowance. Second, the Company's state tax planning initiatives, while reducing expected future taxes in aggregate, make it more likely than not that the Company will not be able to fully realize the benefit of certain state net operating loss carryforwards; this resulted in a $34,000 increase in the valuation allowance. Management believes it is more likely than not that future taxable income will be sufficient to realize fully the net deferred tax asset at December 31, 1999.

10.  EMPLOYEE RETIREMENT PLANS

The Company has profit sharing and other retirement plans covering its employees. The Company's contributions, which are discretionary, were approximately $1,474,000 in 1999, $3,358,000 in 1998 and $2,667,000 in
1997.

Previously the Company entered into agreements with certain former and current directors and key officers of the Company and its subsidiaries which provide for nonfunded supplemental retirement benefits. No agreements have been entered into since 1995. The Company has made current provisions for future payments due under these agreements in 1999, 1998 and 1997 of $303,000, $2,493,000 and $1,479,000,
respectively. Included in the results for 1999 was a reduction of expense of $1,146,000 resulting from downward revaluation of the liability as a result of increases in bond market interest rates which affect valuation of the liability. Included in the results for 1998 was an increase in expense of approximately $1,210,000 resulting from upward revaluation of the liability as a result of decreases in interest rates. In January 1997, the Company entered into a springing note payable whereby upon a change in control of the Company, amounts sufficient to discharge the Company's obligations under these plans becomes due.

11.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides certain health care and life insurance benefits for eligible retired employees. Substantially all of the Company's employees may become eligible for benefits if, after ten or more years of service, they reach normal retirement age while working for the Company. The health care plan is contributory and is adjusted periodically based on actual experience while the life insurance plan is noncontributory. Neither plan is funded. The Company accounts for these arrangements in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

The following table presents a reconciliation of the Company's benefit obligation:

(in thousands)                                                    1999           1998           1997
                                                                 -------        -------        -------

Benefit obligation at beginning of year                          $15,621        $16,424        $16,849
Service Cost                                                         296            289            308
Interest Cost                                                        535            568            621
Net amortization                                                    (447)          (503)          (471)
Benefits paid                                                     (1,239)        (1,157)          (883)
Curtailment gain                                                  (2,052)             -              -
                                                                 -------        -------        -------
Benefit obligation at end of year                                $12,714        $15,621        $16,424
                                                                 =======        =======        =======

The following table presents a reconciliation of the plan's funded status at December 31:

(in thousands)                                                     1999           1998           1997
                                                                 -------        -------        -------

ACCUMULATED POSTRETIREMENT BENEFIT
OBLIGATION:
Retired employees                                                $ 3,560        $ 4,854        $ 4,884
Fully eligible active employees                                      173            423            351
Other active employees                                             1,327          3,239          3,585
                                                                 -------        -------        -------
                                                                   5,060          8,516          8,820
                                                                 -------        -------        -------
Unrecognized prior service cost reduction                          7,404          7,153          7,194
Unrecognized net gain (loss)                                         250            (48)           410
                                                                 -------        -------        -------
Postretirement benefits                                          $12,714        $15,621        $16,424
                                                                 =======        =======        =======

NET PERIODIC BENEFIT COST:

Service cost                                                     $   296        $   289        $   308
Interest cost                                                        535            568            621
Net amortization                                                    (447)          (503)          (471)
                                                                 -------        -------        -------
                                                                 $   384        $   354        $   458
                                                                 =======        =======        =======

The Company made a plan modification during 1996 which became effective January 1, 1997 that increased its obligations for prior service costs by approximately $472,000. Such amounts are being amortized over the remaining active service periods of employees.

The introduction of the Medicare + Choice option for retiree health care as of January 1, 1998 resulted in a decrease of $460,000 in the accumulated postretirement benefit obligation ("APBO"), and a corresponding increase in unrecognized prior service cost.

The disposition of BookCrafters USA, Inc., recognized as of June 1, 1999, resulted in a one-time curtailment gain of $2,052,000. This results from the reduction in the plan's APBO and the immediate recognition of a portion of the plan's unrecognized prior service cost.

Certain reductions to assumed future increases in Company subsidies to the plan, recognized as of December 31, 1999, resulted in a decrease in APBO of $1,953,000. This decrease in APBO is accounted for as a prior service credit and recognized by level amortization over the expected time to full eligibility age for active employees.

The increase in discount rate from 6.75% to 7.75% resulted in a reduction of $814,000 in the APBO and a corresponding increase in unrecognized actuarial gain.

The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 7.5% for 1999, decreasing 1.0% each year until 2001 when the trend rate will become level at 5.5%. The assumed health care cost trend rate has a significant effect on the amounts reported. A 1% point change in the assumed health care cost trend rate would have had the following effects on the 1999 service and interest cost and the accumulated postretirement benefit obligation at December 31, 1999.


                                        One Percentage   One Percentage
                                        Point Increase   Point Decrease
                                        --------------   --------------

Effect on service and interest cost         $ 1,098         $   (996)
Effect on ABPO                              $11,129         $(10,340)

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% at December 31, 1999, 6.75% at December 31, 1998 and 7.25% at December 31, 1997.


12.  COMMITMENTS AND CONTINGENCIES

Rental expense from continuing operations under operating leases was approximately $5,817,000 in 1999, $4,126,000 in 1998 and $3,713,000 in
1997. Minimum rental commitments from continuing operations under non-cancelable leases other than capital leases are approximately: 2000 - $5,713,000; 2001 - $5,329,000; 2002 - $3,663,000; 2003 - $184,000 and
$32,000 thereafter.

The Company has committed to purchase materials and miscellaneous plant and equipment. As of December 31, 1999, the Company has signed contracts requiring remaining future payments of $3,204,000 once the material and equipment is delivered and installed according to the terms of the contracts.

In connection with the disposition of BookCrafters USA, Inc., the Company assigned certain operating leases entered into by BookCrafters USA, Inc. prior to the sale. The Company guaranteed the payment on these leases which expire between January 1, 2003 and January 1, 2004. At December 31, 1999, the aggregate amount of guaranteed lease payments was $2,034,375.

In connection with the Vanier Sale, Vanier agreed to indemnify the purchaser against certain potential liabilities and losses, including environmental. The Company has agreed to guarantee Vanier's indemnification obligations and certain other obligations entered into in connection with the Vanier Sale. Based on information currently available, management does not expect the resolution of the contingencies related to the Vanier Sale to have a material effect on its financial statements.

In the opinion of management, no litigation or claims are pending against the Company which are likely to have an adverse material effect on its financial statements.

13.  STOCK COMPENSATION PLANS

The Company currently has three stock compensation plans: the 1999 Incentive Compensation Plan, which was adopted at the 1999 Annual Meeting of Shareholders held on May 5, 1999 (the "1999 Plan"), the 1993 Director's Stock Incentive Plan, which was adopted in 1994 (the "1993 Plan") and the 1991 Stock Incentive Plan, which was adopted in 1991 (the "1991 Plan").

1999 Plan
---------
Future stock-based compensation will be made pursuant to the 1999 Plan, which replaced the 1993 Plan and the 1991 Plan. Under the 1999 Plan, options may be granted at fair value to key employees. Twenty-five percent of each grant becomes exercisable in each succeeding year and the maximum term of the options is ten years. The weighted average fair value at date of grant for options granted under the 1999 Plan during 1999 was $2.67. The 1999 Plan also provides for performance share awards. The Company issued 171,000 shares of restricted stock in 1999 pursuant to the 1999 Plan that may vest in whole or in part, or may be forfeited, based on the Company's performance over the next three years. As a result of the resignation of the Company's Chairman and Chief Executive Officer in September 1999, 101,744 of the 131,000 shares awarded to him with a fair value at date of grant of $1,981,000, were forfeited. The remaining 29,256 shares vested as of December 31, 1999 resulting in $585,000 of compensation expense recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Income. The fair value at date of grant and December 31, 1999 of the restricted shares still outstanding at December 31, 1999 was $605,000 and $468,000, respectively, which is recorded as unearned compensation in the accompanying December 31, 1999 Condensed Consolidated Balance Sheet. The Company also issued 100 shares of restricted stock pursuant to the 1999 Plan to each nonemployee director, for a total of 1,100 shares, resulting in $16,475 of compensation expense recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Income. The weighted average fair market value per share at the date of grant of shares issued in 1999 was $15.12. The Company has reserved 1,473,160 shares of Common Stock for issuance under the 1999 Plan at December 31, 1999.

1993 Plan
---------
The 1993 Plan is a nonqualified plan that prior to January 1, 1998 provided stock options to directors who elected to forego all or a portion of the director's retainer fee for the following year in exchange for an option to purchase Common Stock. The number of options to be issued was determined by dividing the foregone director's fee by one-half of the fair market value of the Common Stock on the date of grant. The exercise price was equal to one-half of the fair market value of the Common Stock on the date of grant for options granted and these options are fully vested at the date of grant. Effective January 1, 1998 the Board of Directors and shareholders adopted an amendment to the 1993 Plan which eliminated the ability of directors to receive options in lieu of fees, permits the committee administering the plan to grant options at its discretion and made other operative changes. Options granted on or after January 1, 1998 are granted at a price equal to the fair market value on the date of grant. One-third of each grant becomes exercisable in each succeeding year and the maximum term of the options is ten years. The weighted average fair value at date of grant for options granted under the 1993 Plan during 1998 was $5.50. No options were issued under the 1993 Plan during 1999.

The 1993 Plan also provides for restricted stock awards. In general, each director was issued 300 shares of Common Stock upon adoption of the plan and new directors are issued 200 shares upon election. Additional awards of 100 shares will be made to each director annually, but no director will receive more than 2,000 shares of restricted stock. The Company issued 200 shares of restricted stock in 1999 and 1,300 shares of restricted stock in 1998. The weighted average fair market value per share at the date of grant of shares issued in 1999 and 1998 was $21.44 and $22.07, respectively. The Company had issued 6,400 and 6,200 shares of restricted stock pursuant to the 1993 plan at December 31, 1999 and 1998, respectively. The Company had reserved 410,270 shares of Common Stock for issuance under the 1993 Plan at December 31, 1998.

1991 Plan
---------
The 1991 Plan is a nonqualified plan which replaced the expiring 1981 Stock Option Plan ("1981 Plan"). Under both the 1991 and 1981 Plans, options could be granted at fair market value to key employees. Twenty-five percent of each grant became exercisable in each succeeding year and the maximum term of the options is ten years. The weighted average fair value at date of grant for options granted under the 1991 Plan during 1999 and 1998 was $2.92 and $5.30, respectively. The weighted average fair value at date of grant for reload options granted under the 1981 Plan during 1998 was $3.89. Reload grants carry the same vesting schedule and term as the original grant. The 1991 Plan provides for restricted stock awards. The company issued 5,000 shares of restricted stock in 1999 and 11,142 shares of restricted stock in 1998. The weighted average fair market value per share at the date of grant of shares issued during 1999 and 1998 was $20.00 and $22.44, respectively. The Board of Directors may grant options that include a stock appreciation feature under which employees may elect to receive cash in lieu of Common Stock for up to 25% of the option exercised. During 1999 and 1998, no such options were granted. The Company had reserved 1,267,406 shares of Common Stock for issuance under the 1991 Plan at December 31, 1998.

Plans' Activity
---------------
The following table summarizes activity adjusted for stock splits in the Company's stock option plans for each of the last three years:

                                                       1999                        1998                          1997
                                          ----------------------------- ----------------------------    -------------------------
                                                            Weighted                     Weighted                     Weighted
                                                            Average                      Average                      Average
                                            Shares       Exercise Price  Shares       Exercise Price     Shares    Exercise Price
                                          ---------      -------------- ---------     --------------    -------    --------------

Outstanding at January 1                  1,066,402         $20.09        741,710         $18.93        505,647       $17.61
Issued at fair value                        327,000         $17.33        466,743         $21.63        310,612       $20.49
Issued at less than fair value                    -              -              -              -          6,385       $11.75
Exercised                                   (27,216)        $16.09        (39,823)        $15.14        (66,084)      $15.61
Cancelled                                  (175,422)        $20.19       (102,228)        $20.60        (14,850)      $18.35
                                          ---------                     ---------                       -------
Outstanding at December 31                1,190,764         $19.41      1,066,402         $20.09        741,710       $18.93
                                          =========                     =========                       =======

Exercisable at December 31                  721,109         $19.01        391,957         $18.52        348,934       $17.82
                                          =========                     =========                       =======

The following table summarizes information about stock options at December 31, 1999:

                                      Options Outstanding                        Options Exercisable
                       ------------------------------------------------     --------------------------------
                                        Average            Weighted                           Weighted
    Range of             Number         Remaining      Average Exercise       Number           Average
 Exercise Prices       Outstanding  Contractual Life         Price          Exercisable    Exercisable Price

$ 7.33 - $18.00           376,472         8.18              $16.36            308,472           $16.68
$18.06 - $19.81           331,862         7.01              $19.38            190,305           $19.29
$20.25 - $21.00            64,994         6.60              $20.73             47,457           $20.75
$21.56 - $21.56           290,300         8.89              $21.56             79,075           $21.56
$22.25 - $25.00           127,136         7.27              $22.92             95,800           $22.95
                        ---------                                             -------
$ 7.33 - $25.00         1,190,764         7.84              $19.41            721,109           $19.01
                        =========                                             =======

Compensation cost charged to operations was $605,883 in 1999, $278,700 in 1998 and $98,500 in 1997. Had compensation cost been determined on the basis of fair value pursuant to SFAS 123, net income and earnings per share would have been reduced as follows:

(in thousands, except per share amounts)        1999        1998        1997
                                               -------     -------     -------

Net Income
As Reported                                    $18,176     $11,787     $19,242
Pro forma                                      $16,956     $11,066     $18,958


Basic Earnings Per Share
As reported                                    $  1.21     $  0.74     $  1.17
Pro forma                                      $  1.13     $  0.69     $  1.15


Diluted Earnings Per Share
As reported                                    $  1.21     $  0.74     $  1.16
Pro Forma                                      $  1.13     $  0.69     $  1.15

The fair value of options at date of grant was estimated using the Black-Scholes Model with the following weighted average assumptions:

                                                 1999        1998        1997
                                                ------      ------      ------
Expected life (years)                            1.58        4.97        3.56
Interest rate                                    5.83%       4.57%       5.83%
Volatility                                      38.33%      33.00%      30.00%
Dividend yield                                   5.84%       3.69%       3.67%

14.  STOCKHOLDERS' EQUITY

The Company has authorized 500,000 shares of Preferred Stock without par value. No shares have been issued.

On May 5, 1999, the Board of Directors adopted a Rights Plan which will expire November 6, 2009. The Company's former Rights Plan adopted October 25, 1989 expired November 6, 1999. Under the new rights plan, shareholders of record on May 17, 1999, and shareholders who acquire the Company's common stock after that date until the distribution date will receive rights to purchase six shares of the Company's common stock (subject to adjustment) at a price equal to 20% of the then current market price. In the event there is an insufficient number of authorized but unissued shares of the Company to honor all rights, the Board of Directors may substitute alternative securities or cash. The rights will be exercisable if a person or group acquires beneficial ownership of 30% or more of the Company's outstanding common stock, or begins a tender or exchange offer for 30% or more of the Company's outstanding common stock. In addition, the rights will be exercisable if an "adverse person", as determined by the Board of Directors, acquires a beneficial ownership of 10% or more of the Company's outstanding common stock. The Board of Directors may redeem the rights for $0.01 per right at any time up to 20 days after the time they become exercisable. Until a triggering event, the rights attach to and trade with the shares of the Company's common stock. No separate rights certificate will be issued until an event triggering the exercise of the rights occur.

On January 12, 2000, the Board of Directors approved an amendment to the Rights Plan by the Company to clarify that a tender offer approved by a majority of the Board of Directors would not qualify as establishing a triggering event.

Pursuant to the Agreement and Plan of Merger among the Company, Mail-Well, Inc. and Sherman Acquisition Corp. dated as of January 13, 2000 ("the Agreement") and discussed in Note 2, the Company agreed to take all action necessary to approve the Stock Offer, the Merger, and all other transactions contemplated by the Agreement and represented and warranted that upon taking of such action none of the Stock Offer, the Merger, or any other transactions contemplated by the Agreement will result in any of the rights becoming exercisable.


15.  BUSINESS SEGMENT INFORMATION

                                            Net External   Net Internal  Depreciation &    Capital      Identifiable     Operating
(in thousands)                                 Sales          Sales      Amortization    Expenditures      Assets         Profit
                                            ------------   ------------  --------------  ------------   ------------     ---------
YEAR ENDED DECEMBER 31, 1999
Extrusion Coating & Laminating                $140,049        $ 1,813        $ 4,904        $ 2,090       $ 82,838        $12,276
Soft Packaging                                  95,144          5,792          2,488          4,724         41,452          7,716
Labels                                          63,420          3,606          4,109          4,871         39,170          7,060
                                              --------        -------        -------        -------       --------        -------
Total Specialty Packaging Business             298,613         11,211         11,501         11,685        163,460         27,052

Printed Office Products                        177,320              -          3,429          4,856         54,626          8,630
Corporate                                            -              -            465             66         57,653         (3,441)
                                              --------        -------        -------        -------       --------        -------
Total                                         $475,933        $11,211        $15,395        $16,607       $275,739        $32,241
                                              ========        =======        =======        =======       ========        =======


YEAR ENDED DECEMBER 31, 1998
Extrusion Coating & Laminating                $124,167        $   799        $ 3,326        $ 8,198       $ 65,420        $13,817
Soft Packaging                                  88,553          6,443          2,247          2,159         36,318          5,568
Labels                                          59,973          4,452          3,368          3,850         37,752         10,272
                                              --------        -------        -------        -------       --------        -------
Total Specialty Packaging Business             272,693         11,694          8,941         14,207        139,490         29,657

Printed Office Products                        188,577             14          3,148          3,921         48,419          7,198
Corporate                                            -              -            196          2,305        113,335         (4,704)
                                              --------        -------        -------        -------       --------        -------
Total                                         $461,270        $11,708        $12,285        $20,433       $301,244        $32,151
                                              ========        =======        =======        =======       ========        =======


YEAR ENDED DECEMBER 31, 1997
----------------------------
Extrusion Coating & Laminating                $118,738        $ 1,318        $ 2,977        $ 7,301       $ 60,032        $13,513
Soft Packaging                                  83,700          8,267          2,335          1,308         33,967          3,810
Labels                                          55,657          6,237          3,296          2,533         36,873          9,844
                                              --------        -------        -------        -------       --------        -------
Total Specialty Packaging Business             258,095         15,822          8,608         11,142        130,872         27,167


Printed Office Products                        195,220              2          2,815          5,884         68,310          8,475
Corporate                                            -              -            274             58        131,312         (4,870)
                                              --------        -------        -------        -------       --------        -------
Total                                         $453,315        $15,824        $11,697        $17,084       $330,494        $30,772
                                              ========        =======        =======        =======       ========        =======

The Company operates two businesses: specialty packaging and printed office products. The Company's specialty packaging business is comprised of three segments: the extrusion of polyethylene and other materials onto papers and nonwovens used in packaging and other products, the manufacture of soft packages including Tyvek(R) mailers, and the manufacture of labels. The Company's printed office products business is comprised of a single segment which supplies custom-printed envelopes and labels, digital document services and business forms.

In all material respects, the Company accounts for intercompany sales and transfers as if the sales or transfers were to third parties.

Operating profit for each segment is adjusted income before interest and taxes, which is income before interest and taxes adjusted to include, in lieu of corporate expense allocations, a capital charge equal to 2.5% of the invested capital used in the business segment, which has been netted with Corporate.

Identifiable assets are those assets used in each segment's operation. Corporate assets consist of cash and cash equivalents, certain non-current assets used by multiple segments, including enterprise wide software, other current and non-current assets not used by segments, and net assets of discontinued operation.

Following is a reconciliation of operating profit to Income before Income Taxes:

(in thousands)                       1999           1998           1997
                                    -------        -------        -------

Operating profit                    $32,241        $32,151        $30,772
Interest Expense                     (4,026)        (6,950)        (6,529)
Interest Income                       2,231          4,256          4,200
                                    -------        -------        -------

Income before Income Taxes          $30,446        $29,457        $28,443
                                    =======        =======        =======

ENTERPRISE-WIDE INFORMATION

The Company's revenue was attributed to the following geographic areas:


(in thousands)                       1999           1998           1997
                                   --------       --------       --------

Domestic                           $464,501       $453,948       $445,914
Foreign                              11,432          7,322          7,401

                                   --------       --------       --------
Total                              $475,933       $461,270       $453,315
                                   ========       ========       ========

All of the Company's assets are located within the continental United
States.

No customer accounted for greater than 10% of the Company's revenues.